Exhibit 99.1

AVANIR PHARMACEUTICALS REPORTS FISCAL 2012 SECOND

QUARTER FINANCIAL AND BUSINESS RESULTS

-Company Announces $30 million Term Loan Agreement-

-NUEDEXTA Gross Sales to Wholesalers Increased 42% over the Previous Quarter-

ALISO VIEJO, Calif., May 8, 2012-Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported financial results for the three and six months ended March 31, 2012.

Quarterly Financial Highlights

•	Gross and net NUEDEXTA® sales of $9.2 million and $7.4 million, respectively

•	Reported gross and net NUEDEXTA revenues of $11.2 million and $9.1 million, respectively, including net deferred revenue of $1.7 million due to change in accounting estimate

•	Total company net revenues of $10.0 million

•	Cash, cash equivalents, and restricted investments of $69.0 million as of March 31, 2012

“We are pleased with the strong growth of NUEDEXTA during the last quarter,” said Keith A. Katkin, president and CEO of Avanir. “The business is extremely well positioned to grow NUEDEXTA within its current indication and additionally, we are extremely excited about the opportunities within the follow-on indications.

“NUEDEXTA has proven to be a commercially meaningful product within the PBA indication, and we are now beginning to explore the broader potential of a dual sigma-1 agonist and NMDA antagonist. Having access to a $30 million debt facility with a relatively low cost of capital strengthens our cash position and gives us the ability to opportunistically invest in other commercial and clinical initiatives.”

Fiscal 2012 Second Quarter Results

•

Total net revenues for the quarter ended March 31, 2012 were $10.0 million, compared with $1.4 million for the comparable quarter in 2011. Total net revenues consist of NUEDEXTA revenue and royalty revenue from Abreva®.

•	Total operating expenses were $26.6 million in the second quarter of fiscal 2012, compared with $15.8 million in the comparable period in fiscal 2011.

•	Cash used in operations was $13.0 million in the second quarter of fiscal 2012.

•	Net loss for the fiscal 2012 second quarter was $17.0 million, or $0.13 per share, compared with a net loss of $14.5 million, or $0.12 per share, for the same period in fiscal 2011.

Six-Month Results

•	Total net revenues for the first six-months of fiscal 2012 totaled $17.2 million, compared with $3.3 million for the first six months of fiscal 2011.

•	Total operating expenses were $49.4 million in the first six-months of fiscal 2012, compared to $29.7 million in the comparable period for fiscal 2011.

•	Cash used in operations was $30.6 million in the first six months of fiscal 2012.

•	Net loss for the first six-months of fiscal 2012 was $33.0 million, or $0.25 per share, compared with a net loss of $26.6 million, or $0.23 per share for the comparable period in fiscal 2011.

NUEDEXTA Revenue

For the quarter ended March 31, 2012, the company reported NUEDEXTA gross and net revenue of $11.2 million and $9.1 million, respectively, including the recognition of net revenues of $1.7 million from previously deferred NUEDEXTA revenue. In accordance with U.S. Generally Accepted Accounting Principles (GAAP), the company has revised its revenue recognition methodology to record sales of NUEDEXTA when units are sold to its wholesaler distributors, rather than when units are dispensed through patient prescriptions. Net product sales to wholesale distributors in the second fiscal quarter of 2012 were $7.4 million, and the remainder of net product sales for the quarter consisted of net product sales to wholesalers that were previously deferred. Second quarter fiscal 2012 NUEDEXTA gross sales to wholesalers increased 42% over the previous quarter.

Cash, Cash Equivalents & Marketable Securities

As of March 31, 2012 Avanir had cash, cash equivalents and investments in securities totaling $69.0 million, including cash and cash equivalents of $66.7 million and restricted investments in securities of $2.3 million.

Business Highlights

Recent highlights for the company include:

•	Achieved record total NUEDEXTA prescriptions of 19,823 for the quarter ended March 31, 2012

•	Announced license agreement with Concert Pharmaceuticals to develop and commercialize deuterium-modified dextromethorphan for disorders of the nervous system

•	Appointed Rohan Palekar to position of chief commercial officer

Financing

On May 7, 2012 the company secured a $30 million term loan from Oxford Finance and Silicon Valley Bank. Under the loan agreement, Avanir will repay interest only on a monthly basis through June 2013, or upon meeting certain conditions, through January 2014, and thereafter Avanir will repay the principal and interest on a monthly basis through the maturity date of December 31, 2015. The interest rate for borrowings under the Loan Agreement will be fixed upon drawdown at a rate per annum equal to the greater of (i) 8.95% or (ii) the sum of (a) 8.38% and (b) the three month LIBOR rate. The loan is secured by a first priority security interest in all of the company’s assets, other than its intellectual property and its rights under license agreements granting it rights to intellectual property. The loan is expected to fund on or around June 1, 2012. In connection with entering into the loan agreement, the company issued to the lenders warrants to purchase shares of the company’s common stock equal to 4.55% of the of the term loan at a price per share equal to the lower of the 10-day average share price prior to closing or the price per share on the day of closing.

Corporate News

Additionally the company today announced the appointment of Hans E. Bishop to its board of directors, effective May 8, 2012.

Currently Mr. Bishop is the chief operating officer of Photothera, a late stage medical device company. Prior to this, Mr. Bishop served as executive vice president and chief operating officer at Dendreon. His previous roles have included, president of the specialty medicine business at Bayer, where he was responsible for a diverse portfolio of neurology, oncology and hematology products, growing the division into a €3 billion global franchise. Mr. Bishop also held various positions at Chiron Corporation, Glaxo Wellcome, and SmithKline Beecham. In addition, he served as executive vice president of operations with a global telecom service company. Mr. Bishop received a B.S. in chemistry from Brunel University in London.

In conjunction with the addition of Mr. Bishop to the board, the company also reports that Charles Mathews will be retiring from the board, effective as of October 31, 2012.

“I am pleased to welcome Hans to the board of directors and look forward to all of his contributions,” said Craig Wheeler, chairman of the board of directors of Avanir. “With his years of experience in the healthcare industry and strong business background, Hans will be an important addition to the board to as we continue to grow Avanir into a leading CNS biopharmaceutical company.”

“I would also like to take this opportunity to express our collective gratitude to Charles for the advice, counsel and service he has provided to our company since joining the board in 2001. I am honored and thankful to have had the opportunity to work alongside Charles over the last seven years. Charles’ commitment and innumerable contributions to the growth and development of Avanir during his tenure on the board have been significant. All of us thank him for his contributions and for his willingness to transition his board responsibilities to Hans over the coming months. I, on behalf of the board, management, employees and shareholders extend him best wishes in his retirement.”

Note to Investors: As previously announced, Avanir will hold a conference call to discuss fiscal 2012 first quarter financial results today, May 8, 2012, beginning at 6:00 a.m. Pacific Time. You can listen to this call by dialing 1 (866) 543-6411 for domestic callers or +1 (617) 213-8900 for international callers, and entering passcode 14970448. Those interested in listening to the conference call live via the Internet may do so by visiting http://ir.avanir.com.

About NUEDEXTA

NUEDEXTA is an innovative combination of two well-characterized components; dextromethorphan hydrobromide (20 mg), the ingredient active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling therapeutic dextromethorphan concentrations. NUEDEXTA acts on sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.

NUEDEXTA Important Safety Information

NUEDEXTA is indicated for the treatment of pseudobulbar affect (PBA). PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the underlying emotional state.

Studies to support the effectiveness of NUEDEXTA were performed in patients with amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS). NUEDEXTA has not been shown to be safe and effective in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias.

NUEDEXTA (dextromethorphan hydrobromide and quinidine sulfate) 20/10 mg capsules can interact with other medications causing significant changes in blood levels of those medications and/or NUEDEXTA which may lead to serious side effects. Adjust dose or use alternate treatment of the other medication when clinically indicated.

NUEDEXTA is contraindicated in patients concomitantly taking: QT-prolonging drugs metabolized by CYP2D6 (e.g., thioridazine and pimozide); monoamine oxidase inhibitors (MAOIs) within the preceding or following 14 days; other drugs containing quinidine, quinine, or mefloquine and in patients with a known hypersensitivity to these drugs or any of NUEDEXTA’s components. Discontinue use of NUEDEXTA if hepatitis, thrombocytopenia, serotonin syndrome or a hypersensitivity reaction occurs.

NUEDEXTA is contraindicated in patients with certain risk factors for arrhythmia: Prolonged QT interval; congenital long QT syndrome, history suggestive of torsades de pointes; heart failure; complete atrioventricular (AV) block or risk of AV block without an implanted pacemaker.

NUEDEXTA causes dose-dependent QTc prolongation. When initiating NUEDEXTA in patients at risk for QT prolongation and torsades de pointes, electrocardiographic (ECG) evaluation should be conducted at baseline and 3-4 hours after the first dose. Risk factors include left ventricular hypertrophy or dystrophy or concomitant use of drugs that prolong QT interval or certain CYP3A4 inhibitors.

The most common adverse reactions are diarrhea, dizziness, cough, vomiting, asthenia, peripheral edema, urinary tract infection, influenza, increased gamma-glutamyltransferase, and flatulence. NUEDEXTA may cause dizziness. Precautions to reduce the risk of falls should be taken, particularly for patients with motor impairment affecting gait or a history of falls.

These are not all the risks from use of NUEDEXTA. Please refer to the accompanying full Prescribing Information or visit www.NUEDEXTA.com.

About Avanir Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.

Avanir® and NUEDEXTA® are registered trademarks owned by Avanir Pharmaceuticals, Inc. All other trademarks are the property of their respective owners.

©2012 Avanir Pharmaceuticals, Inc. All Rights Reserved.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avanir’s plans, potential opportunities, financial or other expectations, projections, goals objectives, milestones, strategies, market growth, timelines, legal matters, product pipeline, clinical studies, product development and the potential benefits of its commercialized products and products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Avanir’s operating performance and financial position, the market demand for and acceptance of Avanir’s products domestically and internationally, research, development and commercialization of new products domestically and internationally, obtaining and maintaining regulatory approvals domestically and internationally, and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Avanir Investor & Media Contact

Ian Clements, PhD

ir@avanir.com

+1 (949) 389-6700